Exhibit 99.2

PERVASIP TO MERGE WITH PLAID CANARY CORPORATION

WHITE PLAINS, N.Y., July 8, 2015 – Pervasip Corp. (USOTC: PVSP) (“Pervasip” or the “Company”) announced today its execution of an agreement to merge with and into the Company’s wholly-owned subsidiary, Plaid Canary Corporation (“Canary”), a special purpose consolidation company focused on acquiring, developing and supporting companies and technologies in emerging agricultural markets.

The merger agreement provides for the Company to merged into Canary on a one to one basis such that each share of Company stock outstanding prior to the merger will be exchanged for one share of Canary stock after the merger. Canary will be the surviving company of the merger, and its share structure after the merger will be idential to the Company’s share structure immediately before the merger.

“The merger is an essential part of our plans as we continue to position ourselves to consolidate strategically-compatible companies and technologies,” said Paul Riss, Pervasip’s Chief Executive Officer. “We are focused on building value in part by growing our business, refinacning and eliminating debt, and improving our share structure. As we do so, we want prospective investors, partners, owners of targeted acquisitions, and other stakeholders to look past Pervasip’s historical operations to Canary’s current and projected future operations and value. We believe that completion of the Canary merger is important to meeting our objectives in that regard.”

The merger will be effective after the later of (a) twenty days after the mailing of the relevant Information Statement, which the Company expects to file during July 2015, and (b) notice from FINRA that the merger will be announced on the Daily List published by FINRA. Additional information regarding the merger will be available in a Current Report on Form 8K to be filed on July 8, 2015.

About Pervasip Corp.

Pervasip develops and delivers products and technologies to emerging agricultural markets, with a focus on improving grow conditions, yields and value in hydroponic and other indoor grow facility applications.

Forward Looking Statements

The information contained herein includes forward-looking statements.  These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements.  Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Additional Information

Pervasip Corp.

Paul H. Riss, CEO

paul@growbigsupply.com

914-750-9339